UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2014

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Federal	000-23601	16-1540137
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

214 West First Street, Oswego, NY	13126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (315) 343-0057

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On October 10, 2014, Pathfinder Bancorp, Inc., a Maryland corporation (“New Pathfinder”) announced that it expects to sell 2,636,053 shares of common stock (including 105,442 shares to be issued to the employee stock ownership plan) at $10.00 per share, for gross offering proceeds of $26.4 million in the offering. The subscription offering was oversubscribed by eligible account holders which were the depositors of Pathfinder Bank as of March 31, 2013. Valid stock orders from these eligible depositors will be filled in accordance with the allocation procedures described in the prospectus and set forth in Pathfinder Bancorp, MHC’s plan of conversion and reorganization.  No other priority groups will have their orders filled.

Additionally, New Pathfinder announced that the transaction is scheduled to close on or about October 16, 2014.  The shares of common stock sold in the offering and issued in the exchange of New Pathfinder are expected to begin being traded on the Nasdaq Capital Market on or about October 17, 2014. It is expected that New Pathfinder’s trading symbol will continue to be “PBHC.”

A copy of the press release is included as exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated October 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATHFINDER BANCORP, INC.
DATE: October 10, 2014	By:	/s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer